 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-233896
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
3.250% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2082	$500,000,000	100.000%	$500,000,000	$54,550

(1)
The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 23, 2019)
$500,000,000
3.250% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2082
Duke Energy Corporation is offering $500,000,000 aggregate principal amount of 3.250% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2082 (the “Debentures”). The Debentures will bear interest (i) from and including the date of original issuance to but excluding January 15, 2027 at an annual rate of 3.250% and (ii) from and including January 15, 2027 during each Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein), plus 2.321%. Interest will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2022. The Debentures will mature as to principal on January 15, 2082.
So long as no event of default with respect to the Debentures has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the Debentures for up to 10 consecutive years without giving rise to an event of default. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Debentures, to the extent permitted by applicable law. See “Description of the Debentures—Option to Defer Interest Payments.”
The Debentures will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.
We may redeem the Debentures at our option, at the times and at the redemption prices described in this prospectus supplement. The Debentures do not have the benefit of any sinking fund. The Debentures will be our direct and unsecured obligations and will rank subordinate and junior in right of payment and upon liquidation to all of our current and future senior indebtedness. The Debentures will rank equal in right of payment to our existing junior subordinated debentures and any other pari passu subordinated indebtedness that we may incur in the future.
The Debentures are a new issue of securities with no established trading market. We do not intend to apply for listing the Debentures on any securities exchange and cannot assure holders that an active market for the Debentures will develop or be sustained or that holders of the Debentures will be able to sell them at favorable prices or at all.
Investing in the Debentures involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.
	Price to the Public(1)	Underwriting Discount(2)	Proceeds to Duke Energy Corporation Before Expenses
Per Debenture	100.000%	1.250%	98.750%
Total Debentures(2)	$500,000,000	$6,250,000	$493,750,000

(1)
Plus accrued interest from September 28, 2021, if settlement occurs after that date.

(2)
The underwriters have agreed to make a payment to us in an amount equal to $1,250,000, including in respect of expenses incurred by us in connection with this offering. See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
We expect the Debentures to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, SA and Euroclear Bank SA/NV, on or about September 28, 2021.

Joint Book-Running Managers
BarclaysCredit SuisseMorgan StanleyMUFG
Guggenheim SecuritiesRBC Capital MarketsScotiabankSMBC Nikko
Co-Managers
KeyBanc Capital MarketsCastleOak Securities, L.P. Drexel Hamilton R. Seelaus & Co., LLC

The date of this prospectus supplement is September 23, 2021.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.
It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.
Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Duke Energy,” “we,” “us” and “our” or similar terms are to Duke Energy Corporation and its subsidiaries.
Notice to Prospective Investors in the European Economic Area
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of the Debentures in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation ( “EEA Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of Debentures which are the subject of one of the offerings contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Duke Energy Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of Debentures other than to EEA Qualified Investors.
Prohibition of Sales to EEA Retail Investors—The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Debentures in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of Debentures which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Duke Energy Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of Debentures other than to UK Qualified Investors.

Prohibition of Sales to United Kingdom Retail Investors—The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the Debentures offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Debentures offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Debentures involves risks. See “Risk Factors” in this prospectus supplement.
Duke Energy Corporation
Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We conduct business through the following operating business segments: Electric Utilities and Infrastructure, Gas Utilities and Infrastructure, and Commercial Renewables.
Duke Energy’s Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc. Duke Energy’s Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 7.9 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 91,000 square miles across six states with a total estimated population of 25 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Duke Energy’s Electric Utilities and Infrastructure segment is also a joint owner of certain electric transmission projects.
Duke Energy’s Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc., Duke Energy Ohio, Inc. and Duke Energy Kentucky, Inc. Duke Energy’s Gas Utilities and Infrastructure segment serves residential, commercial, industrial and power generation natural gas customers, including customers served by municipalities who are wholesale customers. Duke Energy’s Gas Utilities and Infrastructure segment has over 1.6 million customers, including more than 1.1 million customers located in North Carolina, South Carolina and Tennessee, and an additional 541,000 customers located within southwestern Ohio and northern Kentucky.
Duke Energy’s Commercial Renewables segment primarily acquires, develops, builds, operates and owns wind and solar renewable generation throughout the continental U.S. The portfolio includes nonregulated renewable energy and energy storage businesses. Duke Energy’s Commercial Renewables segment’s renewable energy includes utility-scale wind and solar generation assets, distributed solar generation assets, distributed fuel cell assets and battery storage projects, which total 2,763 megawatts across 21 states from 21 wind facilities, 150 solar projects, 70 fuel cell locations and two battery storage facilities.
Duke Energy is a Delaware corporation. The address of Duke Energy’s principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and its telephone number is (704) 382-3853. Duke Energy’s common stock is listed and trades on the New York Stock Exchange under the symbol “DUK.”
The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus supplement.

The Offering
Issuer
Duke Energy Corporation.
Securities Offered
We are offering $500,000,000 aggregate principal amount of our 3.250% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2082.
Maturity Date
The Debentures will mature as to principal on January 15, 2082.
Interest Rate
The Debentures will bear interest (i) from and including the date of original issuance to but excluding January 15, 2027 at an annual rate of 3.250% and (ii) from and including January 15, 2027 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.321%.
Interest Payment Dates
Subject to our right to defer interest payments as described below, interest on the Debentures will be payable semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), beginning on January 15, 2022.
Interest Deferral
So long as no event of default under the Indenture (as defined herein) with respect to the Debentures has occurred and is continuing, we have the right, on one or more occasions, to defer payment of all or part of the semi-annual interest payments on the Debentures for up to 10 consecutive years (each such deferral period, commencing on the date that the first such interest payment otherwise would have been made, an “Optional Deferral Period”). In other words, we may declare at our discretion up to a ten (10) year interest payment moratorium on the Debentures and may choose to do that on more than one occasion. We may also elect to shorten the length of any Optional Deferral Period. Interest payments cannot be deferred, however, beyond the maturity date or redemption date, if earlier, of the Debentures, and we cannot begin a new Optional Deferral Period until we have paid all accrued and unpaid interest on the Debentures from any previous Optional Deferral Period.
Any deferred interest on the Debentures will accrue additional interest at a rate equal to the interest rate then applicable to the Debentures, to the extent permitted under applicable law. Once we pay all deferred interest payments on the Debentures, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Debentures as described above, but not beyond the maturity date or redemption date, if earlier, of the Debentures.
If we defer interest payments on the Debentures, the Debentures will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for United States federal income tax purposes. This means you would be required to include in your gross income for United States federal income tax purposes the deferred interest payments on your Debentures (including interest thereon) before you receive cash interest payments, regardless of your method of accounting for United States federal income tax purposes. For more information about the tax consequences you may have if payments of interest are deferred, see “Material U.S. Federal Income Tax Considerations—United States Persons—Interest Income and Original Issue Discount” below. We have no current intention of exercising our right to defer interest payments on the Debentures.
Certain Restrictions During an Optional Deferral Period
During an Optional Deferral Period, we will not do any of the following (with certain limited exceptions):
•
declare or pay any dividends or distributions on Duke Energy Corporation capital stock;

•
redeem, purchase, acquire or make a liquidation payment with respect to any Duke Energy Corporation capital stock;

•
pay any principal, interest or premium on, or repay, repurchase or redeem any Duke Energy Corporation debt securities that are equal or junior in right of payment with the Debentures; or

•
make any payments with respect to any Duke Energy Corporation guarantee of debt securities if such guarantee is equal or junior in right of payment with the Debentures.

See “Description of the Debentures—Option to Defer Interest Payments” (which includes a description of the limited exceptions to the restrictions described above).
Optional Redemption
We may redeem the Debentures before their maturity, as follows:
•
in whole or in part, on one or more occasions, during any period from and including the October 15 immediately preceding an Interest Reset Date through and including such Interest Reset Date, in each case at 100% of their principal amount, plus any accrued and unpaid interest thereon;

•
in whole but not in part, at our option, following the occurrence of a Tax Event (as defined in “Description of the Debentures—Optional Redemption—Redemption Following a Tax Event” of this prospectus supplement), at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on the principal amount of the Debentures being redeemed to, but excluding, the date of redemption; or

•
in whole but not in part, at our option, following the occurrence of a Rating Agency Event (as defined in “Description of the Debentures—Optional Redemption—Redemption Following a Rating Agency Event” of this prospectus supplement), at a redemption price equal to 102% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on the principal amount of the Debentures being redeemed to, but excluding, the date of redemption.
Subordination; Ranking
The Debentures will be our direct and unsecured obligations and will rank junior and be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation to the prior payment in full of all of our current and future senior indebtedness. The term “senior indebtedness” is defined below under the caption “Description of the Debentures—Subordination; Ranking.” The Debentures will rank equal in right of payment to our existing junior subordinated debentures and any other pari passu subordinated indebtedness that we may incur in the future. At June 30, 2021, we had approximately $20.7 billion of outstanding indebtedness, consisting of approximately $19.7 billion of unsecured and unsubordinated indebtedness that will rank senior in priority with respect to the Debentures and approximately $1.0 billion of unsecured junior subordinated indebtedness that will rank equal in right of payment with the Debentures. The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it, and we expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Debentures.
The Debentures will be our direct obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the Debentures will be structurally subordinated to all existing and future liabilities and any preferred stock of our subsidiaries that may be issued in the future. At June 30, 2021 our subsidiaries had no preferred stock outstanding and had outstanding approximately $43.4 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary, Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.
Events of Default
The following are the events of default under the Indenture with respect to the Debentures:
•
failure to pay interest on the Debentures within 60 days after such interest is due (provided, however, that a failure to pay interest during an Optional Deferral Period will not constitute an event of default);

•
failure to pay principal of or any premium on the Debentures when due; and

•
certain bankruptcy, insolvency or reorganization events with respect to Duke Energy Corporation.

Listing
The Debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the Debentures on any securities exchange and cannot assure holders that an active after-market for the Debentures will develop or be sustained or that holders of the Debentures will be able to sell them at favorable prices or at all.
No Sinking Fund
There will not be any sinking fund for the Debentures.
Use of Proceeds
The net proceeds from the sale of the Debentures, after deducting the underwriting discount and related offering expenses and giving effect to the underwriters’ payment to us, will be approximately $494.4 million. We intend to use the net proceeds from the sale of the Debentures to redeem on October 7, 2021 $500,000,000 aggregate principal amount of our outstanding 5.125% Junior Subordinated Debentures due January 15, 2073 (the “2073 Debentures”). Pending the disbursement of the net proceeds from the sale of the Debentures to redeem the 2073 Debentures, such net proceeds are expected to be used to repay a portion of our outstanding commercial paper. At September 10, 2021, we had approximately $2.2 billion of commercial paper outstanding with a weighted average interest rate of approximately 0.17% per year. We issue commercial paper from time to time to fund our working capital and other needs and those of our subsidiaries. See “Use of Proceeds.”
Conflicts of Interest
Certain of the underwriters or their affiliates may own our commercial paper or 2073 Debentures, which are expected to be redeemed with the net proceeds from the sale of the Debentures. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”
Denomination
The Debentures will be issued in registered form and in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.
Book-Entry
The Debentures will be represented by one or more global securities registered in the name of and deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Beneficial interests in the Debentures will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States or Clearstream Banking, SA (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. This means that you will not receive a certificate for your Debentures and Debentures will not be registered in your name, except under certain limited circumstances described under the caption “Book-Entry System.”
Further Issues
We may, without the consent of the holders, issue additional junior subordinated debentures that will constitute one series and be fungible with the Debentures.
Trustee
The Bank of New York Mellon Trust Company, N.A.
Risk Factors
An investment in the Debentures involves risks. You should carefully consider the discussion of risks under the caption

“Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including under the caption “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement, before making an investment decision.

RISK FACTORS
In addition to the risk factors described below, you should carefully consider the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, all of which have been filed with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.
Risks Related to the Debentures
Our obligations under the Debentures will be unsecured and will be subordinated.
Our obligations under the Debentures are unsecured and will rank junior in priority of payment to our senior indebtedness. This means that we may not make any payments of principal or interest on the Debentures:
•
if there shall have occurred a default in the payment on account of the principal of (or premium, if any) or interest on or other monetary amounts due and payable on any senior indebtedness, or

•
if any other default shall have occurred concerning any senior indebtedness that permits the holders thereof to accelerate the maturity of such senior indebtedness following notice, the lapse of time, or both, or

•
during any time senior indebtedness is outstanding, the principal of, and accrued interest on, any series of subordinated securities issued under the Indenture shall have been declared due and payable upon an event of default that is not rescinded or annulled pursuant to the Indenture.

The Debentures will rank equal in right of payment to our existing junior subordinated debentures and any other pari passu subordinated indebtedness that we may incur in the future. For more information on the subordination provisions and the definition of “senior indebtedness,” see “Description of the Debentures—Subordination; Ranking” in this prospectus supplement.
At June 30, 2021, we had approximately $20.7 billion of outstanding indebtedness, consisting of approximately $19.7 billion of unsecured and unsubordinated indebtedness that will rank senior in priority with respect to the Debentures and approximately $1.0 billion of unsecured junior subordinated indebtedness that will rank equal in right of payment with the Debentures. The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it.
Due to the subordination provisions described under the caption “Description of the Debentures—Subordination; Ranking,” in the event of our insolvency, funds which we would otherwise use to pay to the holders of the Debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. The recovery of funds by our general creditors would not be so reduced. As a result, our general creditors may recover more, ratably, than the holders of the Debentures. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Debentures.
The Debentures will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future liabilities and any preferred stock of our subsidiaries that may be issued in the future, which means that creditors and any preferred stockholders of our subsidiaries will be paid from their assets before holders of the Debentures would have any claims to those assets.
The Debentures will be our direct obligations exclusively, and will not be the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the Debentures will be structurally subordinated to all existing and future liabilities and any preferred stock of our subsidiaries that may be issued in the future. At June 30, 2021, our subsidiaries had no outstanding preferred stock and had outstanding approximately $43.4 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by us. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary,

Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.
Our ability to pay principal and interest on the Debentures is limited by the amounts that our subsidiaries pay to us.
As a holding company, our ability to pay principal and interest on the Debentures is affected by the ability of our subsidiaries to declare and distribute dividends to us on such subsidiaries’ capital stock and to make payments on intercompany borrowings that are owed to us. Our regulated operating subsidiaries, which are the principal sources of our consolidated cash flow, are subject to regulations by various state and federal agencies, which govern the ability of these operating subsidiaries to pay dividends.
We can defer interest payments on the Debentures at our option for one or more periods of up to 10 consecutive years. This may affect the market price of the Debentures.
We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the Debentures for up to 10 consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the Debentures would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the Debentures. If we exercise this interest deferral right, the Debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Debentures or that is otherwise less than the price at which the Debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the Debentures may be more volatile than other securities that do not have these rights.
If we defer interest payments on the Debentures, there will be United States federal income tax consequences to holders of the Debentures.
If we defer interest payments on the Debentures, under applicable United States federal income tax laws, you will generally be required to accrue interest income in respect of the Debentures using a constant yield method, regardless of your regular method of tax accounting, before you receive any cash payment attributable to that income.
If you sell your Debentures before the special record date for the payment of interest at the end of an Optional Deferral Period, you will not receive the cash from us related to the deferred amounts you reported for United States federal income tax purposes. Instead, the accrued interest will be paid to the holder of record on the special record date for the payment of such deferred interest regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that you were required to include in income in respect of the Debentures during the Optional Deferral Period will be added to your adjusted tax basis in the Debentures, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Considerations—United States Persons—Sale or Other Taxable Disposition of Debentures” in this prospectus supplement.
Rating agencies may change their practices for rating the Debentures, which change may affect the market price of the Debentures. In addition, we may redeem the Debentures if a rating agency makes certain changes in the equity credit methodology for securities such as the Debentures.
The rating agencies that currently or may in the future publish a rating for Duke Energy Corporation, including Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global Inc. and Fitch Ratings, Inc., each of which is expected to initially publish a rating of the Debentures, may, from time to time in the future, change the way they analyze securities with features similar to the Debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Debentures are subsequently lowered, that could have a negative impact on the trading price of the Debentures. In addition, we may redeem the Debentures before maturity at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Debentures. See “Description of the Debentures—Optional Redemption—Redemption Following a Rating Agency Event” in this prospectus supplement.
An active trading market for the Debentures may not develop, and any such market for the Debentures may be illiquid.
The Debentures constitute a new issue of securities with no established trading market. We do not intend to apply to list the Debentures on any securities exchange. The liquidity of any trading market in the Debentures which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure holders that an active after-market for the Debentures will develop or be sustained or that holders of the Debentures will be able to sell their Debentures at favorable prices or at all.
The interest rate will reset on January 15, 2027 and on each subsequent Interest Reset Date, and any interest payable after an Interest Reset Date may be less than on an earlier interest rate.
The interest rate on the Debentures for each Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Reset Interest Determination date, plus 2.321%. Therefore, the interest rate after January 15, 2027 could be less than the initial interest rate applicable to the Debentures, and any interest payable after a subsequent Interest Reset Date may be less than the interest rate for a prior period. We have no control over the factors that may affect United States Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.
Historical United States Treasury rates are not an indication of future United States Treasury rates.
In the past, United States Treasury rates have experienced significant fluctuations. Historical levels, fluctuations and trends of United States Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in United States Treasury rates is not an indication that United States Treasury rates are more or less likely to increase or decrease at any time after January 15, 2027, and historical United States Treasury rates are not an indication of future Five-Year Treasury Rates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on management’s beliefs and assumptions and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These factors include, but are not limited to:
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The impact of the COVID-19 pandemic;

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State, federal and foreign legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, including those related to climate change, as well as rulings that affect cost and investment recovery or have an impact on rate structures or market prices;

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The extent and timing of costs and liabilities to comply with federal and state laws, regulations, and legal requirements related to coal ash remediation, including amounts for required closure of certain ash impoundments, are uncertain and difficult to estimate;

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The ability to recover eligible costs, including amounts associated with coal ash impoundment retirement obligations and costs related to significant weather events, and to earn an adequate return on investment through rate case proceedings and the regulatory process;

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The costs of decommissioning nuclear facilities could prove to be more extensive than amounts estimated and all costs may not be fully recoverable through the regulatory process;

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The risk that the credit ratings of Duke Energy or its subsidiaries may be different from what the companies expect;

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Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

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Industrial, commercial and residential growth or decline in service territories or customer bases resulting from sustained downturns of the economy and the economic health of our service territories or variations in customer usage patterns, including energy efficiency efforts and use of alternative energy sources, such as self-generation and distributed generation technologies;

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Federal and state regulations, laws and other efforts designed to promote and expand the use of energy efficiency measures and distributed generation technologies, such as private solar and battery storage, in Duke Energy service territories could result in customers leaving the electric distribution system, excess generation resources as well as stranded costs;

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Advancements in technology;

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Additional competition in electric and natural gas markets and continued industry consolidation;

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The influence of weather and other natural phenomena on operations, including the economic, operational and other effects of severe storms, hurricanes, droughts, earthquakes and tornadoes, including extreme weather associated with climate change;

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Changing customer expectations and demands including heightened emphasis on environmental, social and governance concerns;

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The ability to successfully operate electric generating facilities and deliver electricity to customers including direct or indirect effects to the company resulting from an incident that affects the United States electric grid or generating resources;

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Operational interruptions to our natural gas distribution and transmission activities;

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The availability of adequate interstate pipeline transportation capacity and natural gas supply;

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The impact on facilities and business from a terrorist attack, cybersecurity threats, data security breaches, operational accidents, information technology failures or other catastrophic events such as fires, explosions, pandemic health events or other similar occurrences;

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The inherent risks associated with the operation of nuclear facilities, including environmental, health, safety, regulatory and financial risks, including the financial stability of third-party service providers;

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The timing and extent of changes in commodity prices and interest rates and the ability to recover such costs through the regulatory process, where appropriate, and their impact on liquidity positions and the value of underlying assets;

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The results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, interest rate fluctuations, compliance with debt covenants and conditions and general market and economic conditions;

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Declines in the market prices of equity and fixed-income securities and resultant cash funding requirements for defined benefit pension plans, other post-retirement benefit plans and nuclear decommissioning trust funds;

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Construction and development risks associated with the completion of Duke Energy’s or its subsidiaries’ capital investment projects, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, and satisfying operating and environmental performance standards, as well as the ability to recover costs from customers in a timely manner, or at all;

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Changes in rules for regional transmission organizations, including changes in rate designs and new and evolving capacity markets, and risks related to obligations created by the default of other participants;

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The ability to control operation and maintenance costs;

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The level of creditworthiness of counterparties to transactions;

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The ability to obtain adequate insurance at acceptable costs;

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Employee workforce factors, including the potential inability to attract and retain key personnel;

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The ability of our subsidiaries to pay dividends or distributions to Duke Energy Corporation;

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The performance of projects undertaken by our nonregulated businesses and the success of efforts to invest in and develop new opportunities;

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The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

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The impact of new United States tax legislation to our financial condition, results of operations or cash flows and our credit ratings;

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The impacts from potential impairments of goodwill or equity method investment carrying values; and

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The ability to implement our business strategy, including enhancing existing technology systems.

Additional risks and uncertainties are identified and discussed in our reports filed with the SEC and are available at the SEC’s website. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
The net proceeds from the sale of the Debentures, after deducting the underwriting discount and related offering expenses and giving effect to the underwriters’ payment to us, will be approximately $494.4 million. We intend to use the net proceeds from the sale of the Debentures to redeem on October 7, 2021 $500,000,000 aggregate principal amount of our outstanding 5.125% Junior Subordinated Debentures due January 15, 2073 (the “2073 Debentures”). Pending the disbursement of the net proceeds from the sale of the Debentures to redeem the 2073 Debentures, such net proceeds are expected to be used to repay a portion of our outstanding commercial paper. At September 10, 2021, we had approximately $2.2 billion of commercial paper outstanding with a weighted average interest rate of approximately 0.17% per year. We issue commercial paper from time to time to fund our working capital and other needs and those of our subsidiaries.
Certain of the underwriters or their affiliates may own our commercial paper or 2073 Debentures, which are expected to be redeemed with the net proceeds from the sale of the Debentures. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF THE DEBENTURES
General
The following description of the terms of the Debentures summarizes certain general terms that will apply to the Debentures. The Debentures will be issued as a new series of subordinated debt securities under an Indenture between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee, (the “Trustee”) dated as of June 3, 2008, as supplemented from time to time, including by the Twenty-sixth Supplemental Indenture, to be dated as of September 28, 2021 (the “Supplemental Indenture”), collectively referred to as the “Indenture.”
Please read the following information concerning the Debentures in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined in the Indenture or as otherwise provided in the accompanying prospectus.
The Debentures are issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The Debentures will be issued in an initial aggregate principal amount of $500,000,000. We may from time to time, without the consent of existing holders, create and issue further junior subordinated debentures having the same terms and conditions as the Debentures being offered hereby in all respects, except for the issue date, the issue price and, if applicable, the first payment of interest thereon and the initial interest accrual date; provided, however, that such additional junior subordinated debentures must be fungible with the Debentures offered hereby for United States federal income tax purposes, and any such additional junior subordinated debentures issued in this manner will be consolidated with, and will form a single series with, the previously issued Debentures.
Maturity
The Debentures will mature as to principal on January 15, 2082, unless earlier redeemed.
Interest
The Debentures will bear interest (i) from and including the date of original issuance to but excluding January 15, 2027 at an annual rate of 3.250% and (ii) from and including January 15, 2027 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.321%. Subject to our right to defer interest payments as described below, interest will be payable semi-annually in arrears on January 15 and July 15, of each year to the person in whose name such Debenture is registered at the close of business (i) on the Business Day immediately preceding such Interest Payment Date if the Debentures are in book-entry only form or (ii) on the 15th calendar day preceding such Interest Payment Date if the Debentures are not in book-entry only form (whether or not a Business Day), provided that interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable. The initial Interest Payment Date is January 15, 2022. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.
“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the the Corporate Trust Office is closed for business.
Unless all of the outstanding Debentures have been redeemed as of January 15, 2027, we will appoint a calculation agent (the “Calculation Agent”) with respect to the Debentures prior to the Reset Interest Determination Date preceding January 15, 2027. We or any of our affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If we or one of our affiliates is not the Calculation Agent, the Calculation Agent will notify us of the interest rate for the relevant Interest

Reset Period promptly upon such determination. We will notify the Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after January 15, 2027 will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Debentures, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the Debentures upon request. In no event shall the Trustee be the Calculation Agent, nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.
“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15.
If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.
“Interest Reset Date” means January 15, 2027 and each date falling on the five-year anniversary of the preceding Interest Reset Date.
“Interest Reset Period” means the period from and including January 15, 2027 to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date.
“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.
Option to Defer Interest Payments
So long as no Event of Default under the Indenture has occurred and is continuing, at our option, we have the right, on one or more occasions, to defer payment of all or part of the current and accrued interest otherwise due on the Debentures by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date or redemption date, if earlier, of the Debentures or end on a day other than an Interest Payment Date. Any deferred interest on the Debentures will accrue additional interest at the rate then applicable to the Debentures from the applicable Interest Payment Date to the date of payment, compounded semi-annually (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the Debentures until the end of an Optional Deferral Period, except upon a redemption of the Debentures during such Optional Deferral Period.
At the end of an Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once we pay all accrued and unpaid interest payments on the Debentures, including any Additional Interest, we can again defer interest payments on the Debentures as described above, but not beyond the maturity date or redemption date, if earlier, of the Debentures.
We are required to provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which it is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, we are required to deliver to the Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Trustee is required to promptly forward such notice to each holder of record of the Debentures.
Certain Restrictions During an Optional Deferral Period
During any Optional Deferral Period, we will not do any of the following:
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declare or pay any dividends or distributions on Duke Energy Corporation capital stock;

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redeem, purchase, acquire or make a liquidation payment with respect to any Duke Energy Corporation capital stock;

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pay any principal, interest or premium on, or repay, repurchase or redeem any Duke Energy Corporation debt securities that are equal or junior in right of payment with the Debentures; or

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make any payments with respect to any Duke Energy Corporation guarantee of debt securities if such guarantee is equal or junior in right of payment with the Debentures.

However, during an Optional Deferral Period, we may (a) declare and pay dividends or distributions payable solely in shares of common stock or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable and (3) are also issued in respect of future issuances of common stock, in each case until the occurrence of a specified event or events, (c) issue any of our shares of capital stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, (e) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchase common stock related to the issuance of common stock or rights under our dividend reinvestment plan or any of our benefit plans for our directors, officers, employees, consultants or advisors.
Optional Redemption
At any time and from time to time, during any period from and including the October 15 immediately preceding an Interest Reset Date through and including such Interest Reset Date, the Debentures will be subject to redemption at our option in whole or in part upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Debentures being redeemed to the redemption date.
Any redemption of the Debentures may be conditioned upon the occurrence of one or more conditions precedent.
Redemption Following a Tax Event
We will have the right to redeem the Debentures, in whole but not in part, at our option, by a redemption notice, following the occurrence of a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest (including any Additional Interest) on the principal amount of the Debentures being redeemed to, but excluding, the date of redemption.

A “Tax Event” means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:
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any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

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an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

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any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

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a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.
Redemption Following a Rating Agency Event
We will have the right to redeem the Debentures, in whole but not in part, at our option, by a redemption notice, following the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of such Debentures being redeemed plus accrued and unpaid interest (including any Additional Interest) on the principal amount of the Debentures being redeemed (including any Additional Interest) to, but excluding, the date of redemption.
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Debentures on the date of initial issuance of the Debentures (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Debentures would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Debentures as compared with the amount of equity credit that such rating agency had assigned to the Debentures as of the date of original issuance thereof.
Redemption Procedures
We will provide not less than 10 nor more than 60 days’ notice mailed (or, as long as the Debentures are represented by one or more global securities, transmitted in accordance with DTC’s procedures) to each registered holder of the Debentures to be redeemed. With respect to any redemption of the Debentures, if the redemption notice is given and funds deposited as required, then interest will cease to accrue from and after the redemption date on the Debentures or portions of such Debentures called for redemption. In the event that any redemption date is not a Business Day, we will pay the redemption price on the next Business Day without any interest or other payment due to the delay.
Subordination; Ranking
The Debentures will be our direct and unsecured obligations and will rank junior and be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term senior indebtedness means:
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all obligations or indebtedness of, or guaranteed or assumed by, Duke Energy Corporation, whether or not represented by bonds, debentures, notes or similar instruments, for borrowed money, and

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any amendments, renewals, extensions, modifications and refundings of any such obligations or indebtedness,

unless in the instrument creating or evidencing the indebtedness or obligations it is specifically stated, at or prior to the time Duke Energy Corporation becomes liable in respect thereof, that any such indebtedness or obligation or such amendment, renewal, extension, modification and refunding thereof is not senior indebtedness. However, senior indebtedness does not include:
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any indebtedness owed by us to trade creditors incurred in connection with the purchase of goods, materials or services obtained in the ordinary course of business,

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indebtedness owed by us to our subsidiaries, or

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indebtedness owed by us to our employees,

which, in each case, will rank equally with the Debentures in right of payment, subject to the provisions described under “—Option to Defer Interest Payments.”
Additionally, senior indebtedness will not include any indebtedness the terms of which provide that such indebtedness ranks junior to the Debentures, with respect to which the Debentures will rank senior in right of payment.
If:
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there shall have occurred a default in the payment on account of the principal of (or premium, if any) or interest on or other monetary amounts due and payable on any senior indebtedness, or

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any other default shall have occurred concerning any senior indebtedness that permits the holders thereof to accelerate the maturity of such senior indebtedness following notice, the lapse of time, or both, or

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during any time senior indebtedness is outstanding, the principal of, and accrued interest on, any series of subordinated securities issued under the Indenture shall have been declared due and payable upon an event of default that is not rescinded or annulled pursuant to the Indenture;

then, unless and until such default is cured or waived or ceases to exist, or such declaration is waived, rescinded or annulled, we are not permitted to make any payment of the principal of or premium or interest on the Debentures. Our inability to make payments on the Debentures due to the subordination provisions applicable to the Debentures will not prevent an event of default from occurring under the Indenture with respect to the Debentures.
In the event of our dissolution or winding up or total or partial liquidation or reorganization, whether in bankruptcy, receivership or other similar proceedings, we will first pay in full, or provide for payment in money or money’s worth, all senior indebtedness, including any premium and accrued interest, before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Debentures (other than shares of capital stock or subordinated debt securities of the reorganized entity, which we refer to as “Reorganized Securities”). In such an event, we will pay or deliver directly to the holders of senior indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Debentures (other than Reorganized Securities). We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until all senior indebtedness, including any premium and accrued interest, is paid in full or we have provided for payment thereof in money or money’s worth.
In such an event, after we have paid in full all amounts owed on senior indebtedness, the holders of Debentures together with the holders of any of our other obligations that rank equally with the Debentures will be entitled to receive from our remaining assets any principal, premium, if any, or interest due at that time on the Debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Debentures.
If we violate the Indenture by making a payment or distribution (other than Reorganized Securities) to the Trustee or the holders of the Debentures before we have paid all the senior indebtedness in full or provided for payment thereof in money or money’s worth, then the Trustee and such holders of the Debentures will have to pay or transfer such payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee, agent or other person distributing our assets or securities for payment of the senior indebtedness. Because of the subordination provisions of the Indenture, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than our other creditors.
The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it, and we expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Debentures. The Debentures will rank equal in right of payment to our existing junior subordinated debentures and any other pari passu subordinated indebtedness that we may incur in the future. At June 30, 2021, we had approximately $20.7 billion of outstanding indebtedness, consisting of approximately $19.7 billion of unsecured and unsubordinated indebtedness that will rank senior in priority with respect to the Debentures and approximately $1.0 billion of unsecured junior subordinated indebtedness that will rank equal in right of payment with the Debentures.
The Debentures will be our direct obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the Debentures will be structurally subordinated to all existing and future liabilities, including indebtedness, and the preferred stock of our subsidiaries.
We conduct our business through subsidiaries. Accordingly, our ability to meet our obligations under the Debentures is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. In addition, the rights that we and our creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain of our subsidiaries have incurred substantial amounts of debt in the operation and expansion of their businesses, and we anticipate that certain of our subsidiaries will do so in the future.
Holders of the Debentures will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities.
At June 30, 2021, our subsidiaries had no preferred stock outstanding and had outstanding approximately $43.4 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by us. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary, Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.
Events of Default
The following “events of default” are applicable to the Debentures (and not any other events of default described in the accompanying prospectus):
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failure to pay interest on the Debentures within 60 days after such interest is due (provided, however, that a failure to pay interest during an Optional Deferral Period, as discussed above in “—Option to Defer Interest Payments” will not constitute an event of default);

•
failure to pay principal of or any premium on the Debentures when due; and

•
certain bankruptcy, insolvency or reorganization events with respect to Duke Energy Corporation.

With respect to the Debentures, a failure to comply with the other covenants under the Indenture does not constitute an event of default. See “Description of Debt Securities—Events of Default” in the

accompanying prospectus for a description of rights and remedies relating to events of default. The Trustee has no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of the holders of the Debentures pursuant to the Indenture in connection with any failure to comply with such other covenants.
Agreement by Holders of Certain Tax Treatment
Each holder of the Debentures will, by accepting the Debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the Debentures constitute indebtedness and will treat the Debentures as indebtedness for all United States federal, state and local tax purposes.
Sinking Fund
There is no provision for a sinking fund applicable to the Debentures.
Conforming Amendments
We and the Trustee may, from time to time, without the consent of the holders of the Debentures, modify and amend the Supplemental Indenture, and the instruments evidencing the Debentures, if such modification or amendment only conforms the terms of the Supplemental Indenture or such instruments to the terms thereof as contained in this prospectus supplement and the accompanying prospectus.
Reports
We will provide the Trustee any information, documents or reports required to be filed by us with the SEC under Section 13 or Section 15(d) of the Exchange Act within 15 days after the same is filed with the SEC. See “Where You Can Find More Information.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Debentures. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. In particular, either the Internal Revenue Service (“IRS”) or the courts could disagree with the conclusions contained and positions taken in this summary.
The summary deals only with Debentures held as capital assets (generally property held for investment) and does not deal with persons in special tax situations, such as financial institutions, banks, insurance companies, tax-exempt entities, entities that are treated as partnerships for U.S. federal income tax purposes, regulated investment companies, dealers in securities or currencies, persons holding Debentures as a position in a “straddle,” a “hedging,” “conversion” or constructive sale transaction for tax purposes, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements under section 451(b) of the Code, certain former citizens or residents of the United States, or United States Persons (as defined below) whose functional currency is not the United States dollar. The summary also does not deal with holders other than original purchasers who purchase the Debentures upon original issuance at their original issue price. In addition, this discussion does not address the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of Debentures, the alternative minimum tax, the Medicare tax, or any estate, gift, state, local or foreign tax consequences of the purchase, ownership and disposition of Debentures. Before purchasing the Debentures, you should consult your own tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the Debentures arising under any other tax laws of the United States or other taxing jurisdictions.
For purposes of this summary, a “United States Person” is a beneficial owner of a Debenture other than a partnership or other entity or arrangement treated as partnership for U.S. federal income tax purposes that is, for U.S. federal income tax purposes:
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a citizen or individual resident of the United States,

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a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

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an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

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a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Persons have the authority to control all substantial decisions of the trust, or certain electing trusts in existence on August 20, 1996 to the extent provided in U.S. Treasury regulations.

A “Non-United States Person” is a beneficial owner of a Debenture other than a partnership or other entity or arrangement treated as partnership for U.S. federal income tax purposes that is not a United States Person.
If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Debentures, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Debentures should consult their tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Debentures applicable to them.
Classification and Treatment of the Debentures
The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the Debentures. In connection with the issuance of the Debentures, Hunton Andrews Kurth LLP, tax counsel to Duke Energy Corporation, will render its opinion generally to the effect that under then current law and based on the facts contained in this prospectus supplement, the terms of the Indenture and the Debentures, and certain facts and assumptions stated in the opinion and representations relied upon in rendering the opinion, the Debentures will be classified for U.S. federal income tax purposes as indebtedness of Duke Energy Corporation (although there is no controlling authority directly on point). The opinion of Hunton Andrews Kurth LLP is not binding on the IRS or the courts. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement. Accordingly, we cannot assure you that the IRS will not challenge the opinions described herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the classification of the Debentures as indebtedness, interest payments on the Debentures would be treated for U.S. federal income tax purposes as dividends to the extent of Duke Energy Corporation’s current or accumulated earnings and profits. In the case of Non-United States Persons, interest payments treated as dividends would be subject to withholding of U.S. income tax, except to the extent provided by an applicable income tax treaty. We agree, and by acquiring an interest in a Debenture each beneficial owner of a Debenture will agree, to treat the Debentures as indebtedness for United States federal income tax purposes, and the remainder of this discussion assumes this treatment. You should consult your own tax advisors regarding the tax consequences that will arise if the Debentures are not treated as indebtedness for U.S. federal income tax purposes.
In addition, if certain circumstances occur (see “Description of the Debentures—Optional Redemption—Redemption Following a Rating Agency Event”), we will be obligated to pay amounts in excess of stated interest on or principal of the Debentures. Such excess payments will not affect the amount of interest income that a United States Person recognizes if there is only a remote likelihood that such payments will be made. We believe that the likelihood that we will make any such payments is remote. If the possibility of excess payments were determined not to be remote, the Debentures could be treated as “contingent payment debt instruments,” in which case you would be required to accrue interest income on the Debentures in excess of stated interest and treat as ordinary income rather than as capital gain any income realized on the taxable disposition of the Debentures. In the event excess payments are made, it would likely affect the amount and timing of the income you recognize, even if your Debentures are not redeemed. If you are paid any excess amounts, you will be required to recognize such amounts as income. The remainder of this discussion assumes that the Debentures will not be treated as contingent payment debt instruments.
United States Persons
Interest Income and Original Issue Discount
We have the option under certain circumstances to defer payments of interest on the Debentures. Under the Treasury regulations relating to original issue discount (“OID”), a debt instrument is deemed to be issued with OID if there is more than a “remote” contingency that periodic stated interest payments due on the instrument will not be timely paid. We believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the Treasury regulations. Based on the foregoing, we believe that, although the matter is not free from doubt, the Debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest payments on the Debentures should be includible in your ordinary income at the time that those payments are received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.
Under applicable Treasury regulations, if the possibility of interest deferral were determined not to be remote, or if we exercise such option, the Debentures would be treated as issued with OID at the time of issuance or at the time of exercise, as the case may be, and all stated interest would thereafter be treated as OID. In that case, you would be required to accrue interest income on the Debentures using a constant yield method before you actually receive any cash payment attributable to that interest, regardless of your regular method of accounting for U.S. federal income tax purposes. Actual payments of stated interest would not be reported as taxable income. Consequently, you would be required to include OID in gross income even if we did not make any actual cash payments during an Optional Deferral Period.
No rulings or other interpretations have been issued by the IRS that have addressed the meaning of the term remote as used in the applicable Treasury regulations and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Sale or Other Taxable Disposition of Debentures
If you sell your Debentures, or otherwise dispose of them in a taxable transaction, then you will recognize gain or loss in an amount equal to the difference between:
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the amount realized on the sale, excluding any amount attributable to accrued but unpaid interest on the Debentures not treated as OID, which excluded amount will be taxed as interest in the manner described above, and

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your adjusted tax basis in the Debentures at the time of disposition.

For these purposes, your adjusted tax basis generally will equal the initial purchase price that you paid for the Debentures, plus any amount that you were required to include in gross income as OID, minus any cash payments you received in respect of accrued OID. Your gain or loss on the sale of Debentures generally will be capital gain or loss, and will be long-term capital gain or loss if you have held the investment for more than one year at the time of disposition. Preferential rates of tax may apply to long-term capital gains if you are a non-corporate taxpayer. Subject to certain limitations, capital losses generally cannot be applied to offset ordinary income.
Non-United States Persons
The following discussion applies only to beneficial owners of Debentures who are Non-United States Persons as defined above. The rules governing the U.S. federal income taxation of a Non-United States Person are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain Non-United States Persons such as “controlled foreign corporations” and “passive foreign investment companies.” Non-United States Persons should consult their tax advisors about the rules concerning the tax consequences to them of the purchase, ownership and disposition of the Debentures, including withholding on payments to Non-United States Persons and the potential application of tax treaties.
Interest Income and Original Issue Discount
Under present U.S. federal income tax law, and subject to the discussions below under “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding”, if you are not engaged in a trade or business in the United States, no U.S. federal withholding tax will be imposed with respect to payments of principal or interest, including any OID, on the Debentures under the “portfolio interest exemption,” provided that:
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you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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you are not a controlled foreign corporation as defined in the Code that is related to us through stock ownership;

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you are not a bank whose receipt of interest on a Debenture is described in section 881(c)(3)(A) of the Code; and

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either (a) you provide your name and address on IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form and certify, under penalties of perjury, that you are not a United States Person, or (b) generally, a financial institution holding the Debentures on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or other appropriate form from you and provides to the withholding agent a copy thereof.

If you do not satisfy the requirements described above, payments made to you will be subject to a 30% U.S. federal withholding tax, unless you provide to the withholding agent a properly executed (a) IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form claiming an exemption from, or a reduction of, withholding tax under the benefit of an applicable tax treaty; or (b) IRS Form W-8ECI or other appropriate form stating that interest received on the Debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In the latter case, interest (including any OID) will be subject to U.S. federal income tax on a net income basis in generally the same matter as if you were a United States Person if such interest is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by you. In addition, if you are a foreign corporation engaged in a trade or business in the United States, you may also be subject to a branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty.
Sales or Other Taxable Disposition of Debentures
Subject to the discussion below under “Information Reporting and Backup Withholding”, any gain realized upon the sale or disposition of Debentures generally will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with a United States trade or business conducted by you (and, if an applicable income treaty so provides, is attributable to a permanent establishment maintained in the United States by you); or (b) if you are a Non-United States Person who is an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other requirements are met. If you are engaged in a trade or business in the United States and income on the Debentures is effectively connected with the conduct of that trade or business (and, if an applicable income treaty so provides, is attributable to a permanent establishment maintained in the United States by you), you will be subject to U.S. federal income tax on that income on a net income basis in generally the same manner as if you were a United States Person. In addition, if you are a foreign corporation engaged in a trade or business in the United States, you may be subject to the branch profits tax described above. If you are a Non-United States Person who is an individual and are present in the United States for 183 days or more in the taxable year of the sale or other disposition, you will generally be subject to 30% tax (or lower applicable treaty rate) on any gain realized on the sale or other disposition of the Debentures, which may be offset by certain U.S.-source capital losses. Proceeds from the sale or other disposition of a Debenture that are attributable to accrued but unpaid interest (including OID, if any) generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a Debenture.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act and related IRS guidance concerning foreign account tax compliance rules (“FATCA”), a 30% U.S. federal withholding tax is imposed on certain payments (which includes interest payments, including OID, on the Debentures) made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the Debentures if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to the ownership and disposition of the Debentures.
Information Reporting and Backup Withholding
Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are not an additional tax and generally may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS in a timely manner.
If you are a United States Person, you may be subject to backup withholding at the applicable rate (currently 24%) when you receive interest payments on the Debentures, or proceeds upon the sale, exchange, redemption, retirement or other disposition of the Debentures. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:
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your correct taxpayer identification number, and

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a certification that you are not subject to backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.
If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exception, interest and other payments on the Debentures paid to you (including accrued OID) during the calendar year, and the amount of tax withheld, if any, may be reported to you and to the IRS.
If you are a Non-United States Person, the amount of interest and OID paid to you on the Debentures during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest and OID paid to you on the Debentures may be subject to backup withholding, unless you properly certify your Non-United States Person status on an IRS Form W-8BEN, IRS Form W-8BEN-E or substantially similar form in the manner described above. Similarly, proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of the Debentures may be subject to information reporting and backup withholding, unless you properly certify your Non-United States Person status on an IRS Form W-8BEN, IRS Form W-8BEN-E or substantially similar form.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your tax advisors regarding the tax consequences to you of the acquisition, ownership and disposition of the Debentures, including the tax consequences under state, local, foreign and other tax laws.

BOOK-ENTRY SYSTEM
We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
The Debentures initially will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.
Investors may elect to hold interests in a global security through either DTC in the United States or Clearstream or the Euroclear System in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).
You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Debentures, DTC or such nominee will be considered the sole owner and holder of the Debentures for all purposes of the Debentures and the Indenture. Except as provided below, owners of beneficial interests in the Debentures will not be entitled to have the Debentures registered in their names, will not receive or be entitled to receive physical delivery of the Debentures in definitive form and will not be considered the owners or holders of the Debentures under the Indenture, including for purposes of receiving any reports that we or the Trustee deliver pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Debenture must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Debentures.
Unless and until we issue the Debentures in fully certificated form under the limited circumstances described below under the heading “—Certificated Debentures”:
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you will not be entitled to receive physical delivery of a certificate representing your interest in the Debentures;

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all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

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all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Debentures, for distribution to you in accordance with DTC procedures.

The Depository Trust Company
DTC will act as securities depositary for the Debentures. The Debentures will be issued as fully registered securities registered in the name of Cede & Co. DTC is:
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a limited-purpose trust company organized under the New York Banking Law;

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a “banking organization” within the meaning of the New York Banking Law;

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a member of the Federal Reserve System;

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a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

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a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.
If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in the Debentures, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.
Purchases of the Debentures under DTC’s system must be made by or through direct participants, which will receive a credit for the Debentures on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Debentures, except as provided below in “—Certificated Debentures.”
To facilitate subsequent transfers, all Debentures deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Debentures with DTC and their registration in the name of Cede & Co. or such other DTC nominee has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Debentures. DTC’s records reflect only the identity of the direct participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Book-Entry Format
Under the book-entry format, the Trustee will pay interest and principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.
DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Debentures. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Debentures on your behalf. We and the Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Trustee will not recognize you as a holder of any Debentures under the Indenture and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Debenture if one or more of the direct participants to whom the Debenture is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Debentures to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Debentures.
Certificated Debentures
Unless and until they are exchanged, in whole or in part, for Debentures in definitive form in accordance with the terms of the Debentures, the Debentures may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.
We will issue Debentures to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:
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DTC notifies us that it is no longer willing or able to discharge its responsibilities properly or DTC is no longer a registered clearing agency under the Exchange Act, and we are unable to locate a qualified successor within 90 days;

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an event of default has occurred and is continuing under the Indenture and beneficial owners representing a majority in aggregate principal amount of the Debentures represented by global securities advise DTC to cease acting as depositary; or

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we, at our option, and subject to DTC’s procedures, elect to terminate use of the book-entry system through DTC.

If any of the above events occurs, DTC is required to notify all direct participants that Debentures in fully certificated registered form are available through DTC. DTC will then surrender each global security representing the Debentures along with instructions for re-registration. The Trustee will re-issue the Debentures in fully certificated registered form and will recognize the registered holders of the certificated Debentures as holders under the Indenture.
Global Clearance and Settlement Procedures
Initial settlement for the Debentures will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear System participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear System participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear System participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of Debentures received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions in such Debentures settled during such processing will be reported to the relevant Euroclear

System participant or Clearstream participant on such Business Day. Cash received in Clearstream or the Euroclear System as a result of sales of the Debentures by or through a Clearstream participant or a Euroclear System participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the Business Day following settlement in DTC.
Although DTC, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Debentures among participants of DTC, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNDERWRITING (CONFLICTS OF INTEREST)
We have entered into an underwriting agreement with respect to the Debentures with the underwriters listed below, for whom Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and MUFG Securities Americas Inc. are acting as representatives (the “Representatives”). Subject to certain conditions, each of the underwriters has severally agreed to purchase the principal amount of Debentures indicated in the following table:
Name	Principal Amount of Debentures
Barclays Capital Inc.	$70,000,000
Credit Suisse Securities (USA) LLC	70,000,000
Morgan Stanley & Co. LLC	70,000,000
MUFG Securities Americas Inc.	70,000,000
Guggenheim Securities, LLC	50,000,000
RBC Capital Markets, LLC	50,000,000
Scotia Capital (USA) Inc.	50,000,000
SMBC Nikko Securities America, Inc.	50,000,000
KeyBanc Capital Markets Inc.	10,000,000
CastleOak Securities, L.P.	3,350,000
Drexel Hamilton, LLC	3,350,000
R. Seelaus & Co., LLC	3,300,000
Total	$500,000,000
The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Debentures are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the Debentures, if they purchase any of the Debentures. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We have agreed with the underwriters that, during the period of 15 days from the date this prospectus supplement, we will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Debentures, any security convertible into, exchangeable into or exercisable for the Debentures or any debt securities substantially similar to the Debentures (except for the Debentures issued pursuant to the underwriting agreement), without the prior written consent of the Representatives. This agreement does not apply to issuances of (i) commercial paper or other debt securities with scheduled maturities of less than one year or (ii) any senior indebtedness.
Commissions and Discounts
The Debentures sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement and may be offered to certain dealers at that price less a concession not in excess of 0.750% per Debenture. The underwriters may allow, and those dealers may reallow, a discount not in excess of 0.375% per Debenture to certain other dealers. If all the Debentures are not sold at the initial price to the public, the underwriters may change the price to the public and the other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $630,000. The underwriters have agreed to make a payment to us in an amount equal to $1,250,000, including in respect of expenses incurred by us in connection with this offering.
Settlement
It is expected that delivery of the Debentures will be made against payment for the Debentures on or about the date specified on the cover page of this prospectus supplement, which is the third Business Day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Debentures on the date of this prospectus supplement will be required, by virtue of the fact that the Debentures initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Debentures who wish to trade the Debentures on the date of this prospectus supplement should consult their own advisors.
New Issue of Securities
The Debentures are a new issue of securities with no established trading market. The Debentures will not be listed on any securities exchange or included in any automated quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the Debentures but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Debentures.
Price Stabilization and Short Positions
In connection with the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Debentures. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of the Debentures than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while this offering is in process.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have received and in the future will receive customary fees.
In addition, in the ordinary course of their respective business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.
Certain of the underwriters or their affiliates have a lending relationship with us and our affiliates. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading price of the Debentures offered hereby.
The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
A portion of the net proceeds from the sale of the Debentures is expected to be used to redeem on October 7, 2021 the 2073 Debentures. Pending the disbursement of the net proceeds from the sale of the Debentures to redeem the 2073 Debentures, such net proceeds are expected to be used to repay a portion of our outstanding commercial paper. To the extent any of the underwriters or their affiliates own our commercial paper or 2073 Debentures, such party would receive a portion of the net proceeds from the sale of the Debentures. Accordingly, any such underwriter may have a conflict of interest, in that it has an interest in the offering beyond the underwriting discount it receives in connection with the offering.
Selling Restrictions
Prohibition of Sales to EEA Retail Investors
The Debentures may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:
(a) the expression “retail investor” means a person who is one (or more) of the following:
(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Debentures to be offered so as to enable an investor to decide to purchase or subscribe for the Debentures.
United Kingdom
Prohibition of Sales to United Kingdom Retail Investors
The Debentures may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a) the expression “retail investor” means a person who is one (or more) of the following:
(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(iii)
not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Debentures to be offered so as to enable an investor to decide to purchase or subscribe for the Debentures.

Other Regulatory Restrictions in the United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Debentures may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Duke Energy Corporation.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Debentures in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Canada
The Debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.
Notice to Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Debentures. The Debentures may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Debentures to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Debentures constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Debentures may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Hong Kong
The Debentures have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Debentures may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The Debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the Debentures have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account of or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.
Notice to Prospective Investors in the Republic of Korea
The Debentures may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in the Republic of Korea or to any resident of the Republic of Korea except pursuant to the applicable laws and regulations of the Republic of Korea, including , without limitation, the Financial Investment Services and Capital Markets and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Debentures have not been and will not be registered with the Financial Services Commission of the Republic of Korea for public offering in Korea. Furthermore, the Debentures may not be resold to residents of the Republic of Korea unless the purchaser of the Debentures complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Debentures.
Notice to Prospective Investors in Taiwan
The Debentures have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Debentures in Taiwan.

LEGAL MATTERS
The validity of the Debentures will be passed upon for Duke Energy Corporation by Robert T. Lucas III, Esq., who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation. Certain legal matters with respect to the offering of the Debentures, including matters relating to United States federal income tax considerations, will be passed upon for Duke Energy Corporation by Hunton Andrews Kurth LLP, New York, New York. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters. Sidley Austin LLP acts and, in the past has acted, as counsel to Duke Energy Corporation and certain of its subsidiaries in connection with various matters.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are also available to the public through our website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement or the accompanying prospectus. Our filings are also available to the public through the SEC’s website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents incorporated in the accompanying prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. We incorporate by reference the documents listed below and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering is completed:
•
Annual Report on Form 10-K for the year ended December 31, 2020;

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021; and

•
Current Reports on Form 8-K filed on January 15, 2021, January 25, 2021, January 28, 2021, March 3, 2021, March 30, 2021, May 11, 2021, June 10, 2021 and September 8, 2021.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:
Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

Prospectus
Duke Energy Corporation
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Stock Purchase Contracts
Stock Purchase Units
From time to time, we may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.
We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “DUK.”
Investing in our securities involves risks. You should carefully consider the information in the section entitled “Risk Factors” on page 2 of this prospectus before you invest in any of our securities.
We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 23, 2019.

Prospectus

REFERENCES TO ADDITIONAL INFORMATION
This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review through the Securities and Exchange Commission’s, or SEC’s, website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:
Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)
See “Where You Can Find More Information” in this prospectus.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Duke Energy filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, we are registering an unspecified amount of our common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units and debt securities, and may issue any of such securities in one or more offerings.
This prospectus provides general descriptions of the securities we may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption “Where You Can Find More Information.”
Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Duke Energy,” “we,” “us” and “our” or similar terms are to Duke Energy Corporation and its subsidiaries.
FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our management’s beliefs and assumptions and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY
Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We conduct business through the following operating business segments: Electric Utilities and Infrastructure, Gas Utilities and Infrastructure, and Commercial Renewables.
Duke Energy’s Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc. Duke Energy’s Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 7.7 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 95,000 square miles across six states with a total estimated population of 24 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Duke Energy’s Electric Utilities and Infrastructure segment is also a joint owner of certain electric transmission projects.
Duke Energy’s Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc. and Duke Energy Ohio, Inc. Duke Energy’s Gas Utilities and Infrastructure segment serves residential, commercial, industrial and power generation natural gas customers, including customers served by municipalities who are wholesale customers. Duke Energy’s Gas Utilities and Infrastructure segment has over 1.6 million customers, including more than 1.1 million customers located in North Carolina, South Carolina and Tennessee, and an additional 531,000 customers located within southwestern Ohio and northern Kentucky.
Duke Energy’s Commercial Renewables segment is primarily comprised of nonregulated utility-scale wind and solar generation assets located throughout the U.S. On April 24, 2019, Duke Energy executed an agreement to sell a minority interest in a portion of certain renewable assets. The portion of Duke Energy’s commercial renewables energy portfolio sold includes 49 percent of 37 operating wind, solar and battery storage assets and 33 percent of 11 operating solar assets across the U.S. The sale will result in pretax proceeds to Duke Energy of $415 million. Duke Energy will retain control of these assets, and, therefore, no gain or loss was recognized on the Condensed Consolidated Statements of Operations upon closing of the transaction in September 2019.
Duke Energy is a Delaware corporation. The address of Duke Energy’s principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and its telephone number is (704) 382-3853. Duke Energy’s common stock is listed and trades on the New York Stock Exchange under the symbol “DUK.”
The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus.
RISK FACTORS
Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated by our subsequent Quarterly Reports on Form 10-Q, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS
Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.
DESCRIPTION OF COMMON STOCK
The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation. The following discussion is a summary of our amended and restated certificate of incorporation and by-laws and is qualified in its entirety by reference to those documents.
Our total number of authorized shares of capital stock consists of 2 billion shares of common stock, par value $0.001 per share, and 44 million shares of preferred stock, par value $0.001 per share.
Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of common stock vote together as a class, and every holder of common stock is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder’s name on our books. We do not have a classified board of directors nor do we permit cumulative voting.
Holders of common stock are not entitled to any preemptive rights to subscribe for additional shares of common stock nor are they liable to further capital calls or to assessments by us.
Subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock having a preference over the rights to participate with the common stock with respect to the payment of dividends, holders of our common stock are entitled to receive dividends or other distributions as declared by our board of directors at its discretion.
The board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.
DESCRIPTION OF PREFERRED STOCK
Our board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by our board of directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control
Under our certificate of incorporation, the board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.
The certificate of incorporation also provides that a director may be removed from office with or without cause. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.
Our certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all our classes entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.
Our certificate of incorporation provides that certain actions required or permitted to be taken at an annual or special meeting of shareholders may be effected without a meeting by written consent of the holders of our common stock, but only if such action is taken in accordance with our certificate of incorporation, our by-laws and applicable law.
Our by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. In addition, special meetings of the shareholders or of any class or series entitled to vote may also be called by our Secretary upon the written request by the holders of record at the time such request is delivered representing at least fifteen percent (15%) of the outstanding shares of our common stock.
The provisions of our certificate of incorporation and by-laws conferring on our board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the number of directors and filling of vacancies and newly created directorships, and the requirement that shareholders act at a meeting unless all shareholders agree in writing, in certain instances could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.
DESCRIPTION OF DEPOSITARY SHARES
We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, shares of our common stock at a future date or dates. We may fix the price and the number of shares of common stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of common stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in either:
•
our senior debt securities or subordinated debt securities, or

•
debt securities of third parties, including, but not limited to, U.S. treasury securities,

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.
The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.
DESCRIPTION OF DEBT SECURITIES
Duke Energy will issue the debt securities, whether senior or subordinated, in one or more series under its Indenture, dated as of June 3, 2008, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Indenture, or the Indenture Trustee, will be The Bank of New York Mellon Trust Company, N.A. A copy of the Indenture is an exhibit to the registration statement, of which this prospectus is a part.
Duke Energy conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain subsidiaries of Duke Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.
Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. Unless otherwise specified in a prospectus supplement, the Indenture will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

The following description of the debt securities is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture.
General
The Indenture does not limit the amount of debt securities that Duke Energy may issue under it. Duke Energy may issue debt securities from time to time under the Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.
The debt securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.
Provisions Applicable to Particular Series
The prospectus supplement for a particular series of debt securities being offered will disclose the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. Those terms may include some or all of the following:
•
the title of the series;

•
the total principal amount of the debt securities of the series;

•
the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

•
the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•
any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•
whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

•
the place or places where payments will be made;

•
whether Duke Energy has the option to redeem the debt securities and, if so, the terms of its redemption option;

•
any obligation that Duke Energy has to redeem the debt securities through a sinking fund or to purchase the debt securities through a purchase fund or at the option of the holder;

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whether the provisions described under “Satisfaction and Discharge; Defeasance and Covenant Defeasance” will not apply to the debt securities;

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the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

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if payments may be made, at Duke Energy’s election or at the holder’s election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

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the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

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whether the debt securities will be issuable as global securities and, if so, the securities depositary;

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any changes in the events of default or covenants with respect to the debt securities;

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any index or formula used for determining principal, premium or interest;

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the terms of the subordination of any series of subordinated debt;

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if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

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the person to whom any interest shall be payable if other than the person in whose name the debt security is registered on the regular record date for such interest payment; and

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any other terms.

Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the debt securities only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the debt securities. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange (excluding certain exchanges not constituting a transfer as set forth in the Indenture). Subject to the terms of the Indenture and the limitations applicable to global securities, transfers and exchanges of the debt securities may be made at The Bank of New York Mellon Trust Company, N.A., 240 Greenwich Street, New York, New York 10286 or at any other office maintained by Duke Energy for such purpose.
The debt securities will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. Duke Energy may at any time deliver executed debt securities to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate such debt securities upon the written request of Duke Energy and satisfaction of certain other conditions set forth in the Indenture.
Duke Energy may offer and sell the debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency other than U.S. dollars.
Global Securities
We may issue some or all of the Debt Securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.
As long as the securities depositary or its nominee is the registered holder of a global security representing Debt Securities, that person will be considered the sole owner and holder of the global security and the securities it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:
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may not have the global security or any Debt Securities registered in their names;

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may not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for the global security; and

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will not be considered the owners or holders of the global security or any Debt Securities for any purposes under the applicable securities or the related mortgage or indenture.

We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Debt Securities the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:
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the securities depositary, with respect to participants’ interests; and

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any participant, with respect to interests the participant holds on behalf of other persons.

Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:
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Duke Energy Corporation;

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the applicable trustee; or

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any agent of either of them.

Redemption
Provisions relating to the redemption of debt securities will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem debt securities only upon notice mailed at least thirty (30), but not more than sixty (60) days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those debt securities on the date fixed for redemption and that if the Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those debt securities. If less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed shall be selected by the Indenture Trustee by such method as the Indenture Trustee shall deem fair and appropriate.
Duke Energy will not be required to:
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issue, register the transfer of, or exchange any debt securities of a series during the fifteen (15) day period before the date the notice is mailed identifying the debt securities of that series that have been selected for redemption; or

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register the transfer of or exchange any debt security of that series selected for redemption except the unredeemed portion of a debt security being partially redeemed.

Consolidation, Merger, Conveyance or Transfer
The Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy’s obligations under the Indenture and the debt securities issued under it, and Duke Energy must deliver to the Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Indenture, and Duke Energy will be relieved of its obligations under the Indenture and the debt securities.

Modification; Waiver
Duke Energy may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series of debt securities that are affected by the modification, voting as one class. The consent of the holder of each outstanding debt security affected is, however, required to:
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change the maturity date of the principal or any installment of principal or interest on that debt security;

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reduce the principal amount, the interest rate or any premium payable upon redemption of that debt security;

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reduce the amount of principal due and payable upon acceleration of maturity;

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change the currency of payment of principal, premium or interest on that debt security;

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impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

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reduce the percentage in principal amount of debt securities of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

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with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Indenture for certain other purposes, without the consent of any holders of debt securities.
Unless Duke Energy states otherwise in the applicable prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, for that series, Duke Energy’s compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of all series under the Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any debt security or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding debt security of the series affected.
Events of Default
The following are events of default under the Indenture with respect to any series of debt securities, unless Duke Energy states otherwise in the applicable prospectus supplement:
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failure to pay principal of or any premium on any debt security of that series when due;

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failure to pay when due any interest on any debt security of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of debt securities that permit such deferrals;

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failure to make any sinking fund payment when required for any debt security of that series that continues for sixty (60) days;

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failure to perform any other covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the Indenture Trustee or the holders of at least 33% of the outstanding debt securities of that series give Duke Energy and, if such notice is given by the holders, the Indenture Trustee written notice of the default; and

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certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

In the case of the fourth event of default listed above, the Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of debt securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action within the original grace period.
Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.
If an event of default with respect to debt securities of a series occurs and is continuing, then the Indenture Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment or decree for payment of the money due has been obtained if:
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Duke Energy has paid or deposited with the Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Indenture Trustee; and

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all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding debt securities of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or the exercise of any power of the Indenture Trustee with respect to those debt securities. The Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, or in the payment of any sinking or purchase fund installment, from the holders of any series if the Indenture Trustee in good faith considers it in the interest of the holders to do so.
The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to enforce those payments.
Duke Energy is required to furnish each year to the Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Indenture or, if there has been a default, specifying the default and its status.
Payments; Paying Agent
The paying agent will pay the principal of any debt securities only if those debt securities are surrendered to it. The paying agent will pay interest on debt securities issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on debt securities that are not in global form at its office or, at Duke Energy’s option:
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by wire transfer to an account at a banking institution in the United States that is designated in writing to the Indenture Trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

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by check mailed to the address of the person entitled to that interest as that address appears in the security register for those debt securities.

Unless Duke Energy states otherwise in the applicable prospectus supplement, the Indenture Trustee will act as paying agent for that series of debt securities, and the principal corporate trust office of the Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.
Any money that Duke Energy has paid to the Indenture Trustee or a paying agent for principal, any premium or interest on any debt securities which remains unclaimed at the end of two years after that principal, premium or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.
Satisfaction and Discharge, Defeasance and Covenant Defeasance
Upon the written request of Duke Energy, the Indenture shall be satisfied and discharged (except as to certain surviving rights and obligations specified in the Indenture) when:
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either all debt securities have been delivered to the Indenture Trustee for cancellation or all debt securities not delivered to the Indenture Trustee for cancellation are due and payable within one year (at maturity or due to redemption) and Duke Energy has deposited with the Indenture Trustee money or government obligations sufficient to pay and discharge such debt securities to the applicable maturity or redemption date (including principal, any premium and interest thereon);

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Duke Energy has paid or caused to be paid all other sums payable under the Indenture by Duke Energy; and

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Duke Energy has delivered to the Indenture Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

The Indenture provides that Duke Energy may be:
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discharged from its obligations, with certain limited exceptions, with respect to any series of debt securities, as described in the Indenture, such a discharge being called a “defeasance” in this prospectus; and

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released from its obligations under certain restrictive covenants especially established with respect to any series of debt securities, as described in the Indenture, such a release being called a “covenant defeasance” in this prospectus.

Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption.
Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default under the Indenture. Following a covenant defeasance, the payment of debt securities may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.
Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.
Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.
Concerning the Indenture Trustee
The Bank of New York Mellon Trust Company, N.A., is the Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with the Indenture Trustee or its affiliates. The Indenture Trustee or its affiliates also serve as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.
The Indenture Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.
Upon any application by Duke Energy to the Indenture Trustee to take any action under any provision of the Indenture, Duke Energy is required to furnish to the Indenture Trustee such certificates and opinions as may be required under the Trust Indenture Act of 1939, as amended.
PLAN OF DISTRIBUTION
We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:
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the name or names of any underwriters;

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the purchase price of the securities and the proceeds to us from the sale;

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any underwriting discounts and other items constituting underwriters’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.
We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.
We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.
Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.
Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K, and the effectiveness of Duke Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
VALIDITY OF THE SECURITIES
Robert T. Lucas III, Esq., who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are available to the public through Duke Energy’s website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy incorporates by reference the documents listed below and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is completed.
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Annual Report on Form 10-K for the year ended December 31, 2018, including the portions of our definitive proxy statement filed on Schedule 14A on March 21, 2019 that are incorporated by reference therein;

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Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019; and

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Current Reports on Form 8-K filed on February 28, 2019, March 11, 2019, March 21, 2019, March 29, 2019, April 1, 2019, May 8, 2019, May 16, 2019, June 7, 2019, June 26, 2019, July 2, 2019, August 9, 2019 and September 12, 2019.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:
Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.